Exhibit 99.1

Calgon Carbon Awarded Contract for Drinking Water Treatment in South Korea

          PITTSBURGH, Aug. 11 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced today that it has been awarded a contract by K-Water Group to supply approximately 1.7 million pounds of granular activated carbon (GAC) to the Banwol Water Plant in AhnSan, South Korea for drinking water purification.  Terms of the contract were not disclosed.

          Banwol plant, which is operated by K-Water Group, supplies 50 million gallons of potable water per day for the 300,000 residents in AhnSan.  With responsibility for providing over 50% of South Korea’s potable water capacity, K-Water and is viewed as the leader of the water treatment industry in Korea.  Calgon Carbon has already provided GAC for municipal water treatment to four other drinking water plants in Korea, two of them operated by K-Water.

          James Fishburne, senior vice president at Calgon Carbon commented on the announcement, “We are very pleased to work with K-Water Group again to provide clean and safe drinking water to the residents of South Korea.  Since 2000, Calgon Carbon has supplied millions of pounds of high quality activated carbon to municipalities in South Korea for drinking water treatment. We are committed to serve the Asian market, and especially the strong growing municipal water market in Korea.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This document contains certain statements that are forward-looking relative to the company’s future strategy and performance.  They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
    -0-                             08/11/2006
    /CONTACT: Gail Gerono, Vice President, Investor Relations of Calgon Carbon Corporation, 412-787-6795/
    /Web site:  http://www.calgoncarbon.com/
    (CCC)